RELEASE	EXHIBIT 99.1

August 2024
DZS Completes Restatement of 2022 and Q1 2023 Financial Results and Files Reports for Remaining Periods in 2023
DALLAS, Texas, USA, August 13, 2024 – DZS (Nasdaq: DZSI), a developer of Network Edge, Connectivity and Cloud Software solutions enabling gigabit broadband everywhere, today announced that it has filed with the SEC its restated financial results for the periods from the first quarter of 2022 through the first quarter of 2023 as well as its remaining periods in 2023.
DZS is now current with its Form 10-Q and 10-K filings with the SEC through 2023.
“We took an extremely thorough approach to the restatement process, and now have completed the restatements with respect to 2022 and the first quarter of 2023, as well as the reports for the remaining periods in 2023,” said Charlie Vogt, President and CEO, DZS. “Following a strong top line revenue growth environment in 2021 and 2022, 2023 represented a challenging market and business environment. Despite the market challenges in 2023, we advanced our technology and accelerated numerous marquee customer trials. We believe that 2023’s slowdown in capital investments from service providers was primarily caused by an over-rotation of inventory, delays with government broadband stimulus programs, including the United States Broadband Equity, Access and Deployment (BEAD) Program, and distractions surrounding our financial statement restatement. Notwithstanding, DZS continued to implement its vision and optimize its business in 2024, divesting our low margin Asia business and acquiring broadband connectivity leader NetComm. I am thankful for the commitment of our employees and support from our customers that have enabled us to remain resilient and better prepared for the future.”
DZS is capitalizing on new opportunities fueled by the accelerating demands of emerging applications, the industry evolution moving bandwidth and intelligence closer to the network edge and the operational requirements to deliver enhanced network assurance for improving the subscriber experience.
From a technology, customer and operational perspective, DZS is focused on advancing its fiber and fixed wireless broadband portfolio, implementing AI and advanced security across its portfolio, accelerating active trials with marquee service providers spanning North America, Europe/Middle East/Africa (EMEA) and Australia/New Zealand (ANZ), and continuing to optimize operational cost.
“Although we missed the required deadline imposed by Nasdaq to be current with our SEC filings, which has been disappointing, the process has yielded necessary actions which have resulted in enhancements to our internal controls and governance,” said Misty Kawecki, CFO, DZS.
The specific changes resulting from the restatement of DZS financial statements are in DZS filings.
The following summarizes certain effects:
aOn an annualized basis, $17 million of revenue previously recorded in 2022 is deferred and not recognized in 2022
bFor 2023, on an annualized basis, $200K of previously-deferred revenue is being recognized which is the result of $2.9 million in net recognized revenue for the Americas and EMEA and net $2.7 million in net deferred revenue for Asia
c$16.8 million of deferred revenue will not be recognized by DZS as of December 31, 2023 of which we anticipate $15 million will be attributable to the Asia business at the time of divestiture

The revenue above are annualized and do not include revenue deferred in one quarter and recognized in another within a given year. As of December 31, 2023, DZS had a cash balance of $21 million along with approximately $75 million in inventory.
About DZS
DZS Inc. (OTC: DZSI) is a developer of Network Edge, Connectivity and Cloud Software solutions enabling gigabit broadband everywhere.
DZS, the DZS logo, and all DZS product names are trademarks of DZS Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change.
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of the Company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings. In addition, additional or unforeseen affects from the COVID-19 pandemic and the global economic climate may give rise to or amplify many of these risks. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. DZS undertakes no obligation to update or revise any forward-looking statements for any reason.
For further information see: www.DZSi.com
DZS on Twitter: https://twitter.com/dzs_innovation
DZS on LinkedIn: https://www.linkedin.com/company/DZSi/
Investor Inquiries:
Ted Moreau, Vice President, Investor Relations
Email: IR@dzsi.com